Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
May 8, 2007	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@NeuStar.biz
NeuStar Reports Results for First Quarter 2007
Reaffirms guidance for full year 2007 and announces nine new customer signings for its mobile instant messaging service
STERLING, VA, May 8, 2007 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced results for the quarter ended March 31, 2007 and affirmed its previously released guidance for full year 2007.
Summary of First Quarter Results
Revenue totaled $97.4 million, up from $76.2 million in the first quarter of 2006, an increase of 28%. Net income totaled $18.0 million, or $0.23 per diluted share, compared to $18.3 million, or $0.24 per diluted share, in the first quarter of 2006.
Revenue in the quarter included the impact of reduced pricing on the company’s contracts to provide telephone number portability services in the United States, under the September 2006 amendments to these contracts previously announced by the company. Based on the per-transaction rate that would have applied absent these amendments, this new pricing resulted in a reduction to revenue of $8.9 million.
Non-GAAP Adjusted Net Income totaled $22.5 million, or $0.28 per diluted share, compared to $19.9 million, or $0.26 per diluted share, in the first quarter of 2006. As previously disclosed, non-GAAP Adjusted Net Income excludes the impact of pre-tax, non-cash acquisition-related amortization of intangibles and stock-based compensation expense recognized in accordance with FASB Statement No. 123(R). See non-GAAP Reconciliation Table below.

Discussion of First Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 28% was driven by increases in addressing, interoperability and infrastructure transactions under its contracts to provide telephone number portability services in the United States, its expanded range of DNS services including those provided by the acquisition of UltraDNS, and growth in the use of U.S. Common Short Codes. Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 71.2 million for the first quarter of 2007 compared to 54.1 million transactions for the first quarter of 2006, in line with prior projections.
Comparing first quarter 2007 results to the corresponding period in 2006:
•	Addressing revenue increased 15% to $27.0 million, including $6.9 million from NeuStar Ultra Services, as a result of the acquisition of UltraDNS in April 2006. Also contributing to the increase in addressing revenue was continued growth in new communication services, such as U.S. Common Short Codes.

•	Interoperability revenue increased 6% to $14.9 million due to increased demand for telephone number portability services in Canada in advance of wireless number portability implementation.

•	Infrastructure and other revenue increased 44% to $55.5 million primarily due to increased demand for NeuStar’s network management services.
Total operating expense for the first quarter 2007 increased 48% to $68.1 million from $45.9 million in the comparable quarter in 2006. This increase is attributable to additional expenses NeuStar incurred as a result of acquisitions made in April and November of 2006.
As of March 31, 2007, the company had $72.1 million in cash, cash equivalents and short-term investments, compared to $58.3 million at December 31, 2006.
The company also announced that in the first quarter of 2007, its Next Generation Messaging team signed nine new mobile network operators to use NGM for mobile instant messaging services, bringing the total number of operators under contract to 26 with close to 300 million subscribers collectively.
Business Outlook for 2007
NeuStar expects continued revenue and profitability growth in 2007 and provides the following guidance:
•	Full year revenue to range between $428 million and $438 million, representing growth in excess of 28% over 2006.

•	Full year net income to range between $84 million and $88 million, or between $1.04 and $1.09 per diluted share. Per share calculations are based on an estimated 80.5 million diluted weighted average shares outstanding.
The company’s guidance includes an estimated $19.0 million in pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).

•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow to at least 290 million in 2007, and by at least 25% in the second quarter of 2007 versus the second quarter of 2006 total of 58.6 million transactions.
Non-GAAP Measures
•	Non-GAAP Adjusted Net Income is expected to range between $105 million and $109 million, as compared to 2006 non-GAAP Adjusted Net Income of $84.5 million, an increase in excess of 24%.

•	Non-GAAP Adjusted Net Income per diluted share is projected to range between $1.30 and $1.35 in 2007 as compared to non-GAAP Adjusted Net Income per diluted share of $1.08 in 2006, an increase in excess of 20%. The 2007 estimated non-GAAP Adjusted Net Income per diluted share is based on an estimated 80.5 million diluted weighted average shares outstanding and an estimated effective tax rate of 41.0%.
Management Commentary
“Our first quarter 2007 financial and operational performance highlights the importance of directory services in an increasingly complex industry, as well as the role NeuStar can play in helping to shape its destiny,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. “Our number portability and Ultra Services teams continued to deliver impressive growth during the quarter. Also, our Next Generation Messaging team signed nine new mobile network operators in the first quarter, exceeding our expectations and laying the foundation for future growth.”
Jeff Babka, NeuStar’s Senior Vice President and Chief Financial Officer, added “We grew revenue and cash flows sequentially despite the reduced rates under our contracts to provide telephone number portability services and the ongoing integration of the Followap acquisition. This demonstrates our company’s ability to effectively grow our core business while investing in new initiatives capable of fueling future growth. We have established strong momentum early in 2007, and remain confident in attaining our 2007 guidance reaffirmed today.”

Non-GAAP Reconciliation
The following is a reconciliation of net income to non-GAAP Adjusted Net Income for the three months ended March 31, 2006 and 2007, and the years ended December 31, 2006 and 2007:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2006	2007	2006	2007(1)
	(in thousands, except per share data)
	(unaudited)
Net income	$18,285	$17,968	$73,899	$86,000
Add: Amortization of intangibles resulting from acquisitions	307	3,844	6,160	16,800
Add: Stock-based compensation expense	2,399	3,563	11,890	19,000
Add: Adjusted provision for income taxes(2)	(1,085)	(2,918)	(7,401)	(14,678)

Non-GAAP Adjusted Net Income	$19,906	$22,457	$84,548	$107,122

Non-GAAP Adjusted Net Income per diluted share(3)	$0.26	$0.28	$1.08	$1.33

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the net income guidance range announced in this press release.

(2)	Non-GAAP Adjusted Net Income per diluted share for the three months ended March 31, 2006 is based on an effective tax rate of 40.1%. Non-GAAP Adjusted Net Income for the three months ended March 31, 2007 is based on an effective tax rate of 39.4%. Non-GAAP Adjusted Net Income for the year ended December 31, 2006 is based on an effective tax rate of 41.0%. Non-GAAP Adjusted Net Income for the year ended December 31, 2007 is based on an estimated effective tax rate of 41.0%.

(3)	Non-GAAP Adjusted Net Income per diluted share for the three months ended March 31, 2006 is based on weighted average diluted shares outstanding of 77.7 million. Non-GAAP Adjusted Net Income per diluted share for the three months ended March 31, 2007 is based on weighted average diluted shares outstanding of 79.0 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2006 is based on weighted average diluted shares outstanding of 78.3 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2007 is based on estimated weighted average diluted shares outstanding of 80.5 million.
Non-GAAP Adjusted Net Income and non-GAAP Adjusted Net Income per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors understanding of our financial performance and the comparability of the company’s operating results from period to period. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides these historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.

Conference Call
As announced on April 24, 2007, NeuStar will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing (800) 819-9193 (international callers dial (913) 981-4911). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Tuesday, May 15, 2007 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 4934288, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of our acquisitions, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2007
	(unaudited)
Revenue:
Addressing	$23,414	$27,003
Interoperability	14,117	14,932
Infrastructure and other	38,632	55,513

Total revenue	76,163	97,448

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	20,875	23,078
Sales and marketing	9,143	18,636
Research and development	4,141	6,569
General and administrative	7,281	10,769
Depreciation and amortization	4,448	9,064

	45,888	68,116

Income from operations	30,275	29,332
Other (expense) income:
Interest expense	(347)	(350)
Interest income	669	649

Income before minority interest and income taxes	30,597	29,631
Minority interest	(95)	—

Income before income taxes	30,502	29,631
Provision for income taxes	12,217	11,663

Net income	$18,285	$17,968

Net income per common share:
Basic	$0.26	$0.24

Diluted	$0.24	$0.23

Weighted average common shares outstanding:
Basic	70,339	74,688

Diluted	77,657	79,031

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2006	2007
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$58,252	$72,092
Restricted cash	—	100
Accounts receivable, net and unbilled receivables	53,918	62,933
Prepaid expenses and other current assets	14,971	15,641
Income taxes receivable	893	9,093
Deferred tax asset	7,641	8,930

Total current assets	135,675	168,789

Property and equipment, net	42,678	42,256
Goodwill and intangible assets, net	257,051	255,053
Deferred tax asset, long-term	4,500	—
Other non-current assets	8,355	9,098

Total assets	$448,259	$475,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$53,079	$42,129
Deferred revenue	22,923	28,082
Notes payable and capital lease obligations	5,135	4,205
Accrued restructuring reserve	368	377
Other liabilities	200	100

Total current liabilities	81,705	74,893

Deferred revenue, long-term	17,921	17,734
Notes payable and capital lease obligations, long-term	3,925	3,174
Accrued restructuring reserve, long-term	2,206	2,105
Deferred tax liability	—	638
Other liabilities, long-term	1,356	1,695

Total liabilities	107,113	100,239

Total stockholders’ equity	341,146	374,957

Total liabilities and stockholders’ equity	$448,259	$475,196

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